EXHIBIT 99.1
NEWS RELEASE

EQUITY CORPORATION INTERNATIONAL
P.O. Drawer 100, Lufkin, Texas 75902-0100

CONTACT:  W. Cardon Gerner, (409) 631-8703

FOR IMMEDIATE RELEASE:

LUFKIN, TEXAS, OCTOBER 2 - Equity Corporation International (NASDAQ, NM-ECII), announced today that it completed its acquisition of eleven funeral homes from Service Corporation International, Houston, TX on September 30 for $10,625,000 in cash. The properties are located in Maine, West Virginia, Iowa, and Texas.
     "We are very pleased with these acquisitions which strategically complement our existing operations in the respective markets," said James P. Hunter, III, chairman and chief executive officer. To date in 1996, ECI has acquired 44 funeral homes and one cemetery which are estimated to produce $21 million in annualized revenues.
     Equity Corporation International is the nation's fourth largest publicly traded deathcare company, which owns and operates 163 funeral homes and 62 cemeteries in 22 states as of September 10, 1996.